ROTOR SUPPLY AGREEMENT


         THIS ROTOR SUPPLY AGREEMENT dated as of February , 1998 by and between Engelhard HexCore, L.P., a Delaware limited partnership (hereinafter referred to as the "Seller") and Fresh Air Solutions, L.P., a Pennsylvania limited partnership (hereinafter referred to as the "Purchaser").

                              W I T N E S S E T H :

         WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, the Purchaser's Requirements (as hereinafter defined) for Products (as hereinafter defined) for use by Purchaser in the Box Business (as hereinafter defined);

         NOW, THEREFORE, for and in consideration of the mutual premises and the terms and conditions hereinafter set forth, the Purchaser and the Seller, with the intent to be bound thereby, agree to the following.

ARTICLE I - DEFINITIONS

         As used herein, the following terms have the meanings ascribed to them in this Article (except as otherwise expressly provided) and include the plural as well as the singular:

         1.1 "Affiliate": as to any Person, any other Person Controlled by, Controlling or under common Control with, such Person.

         1.2 "Agreement" or "Supply Agreement": This agreement as of the date first above written, as the same may be amended from time to time pursuant to the terms hereof.

         1.3 "Box Business": means the design, manufacture, assembly, marketing and sale of Climate Control Systems for the cooling, dehumidification, drying, heating, ventilation and microbe reduction markets.

         1.4 "Climate Control Systems": means all air conditioning or air treatment systems (whether pre-assembled units or kits that are to be assembled by distributors, licensees, customers or affiliates of the Purchaser) that cool, dehumidify, dry, heat and/or filter air; provided, however, that any such system shall only be a "Climate Control System" if it operates, in part, by passing air through one or more wheel-shaped rotors, which rotors may or may not be treated with a desiccant material.

         1.5 "Control, Controlling, Controlled": as to any Person means the possessing, directly or indirectly, of the power to direct or cause the direction of the management and polices of such person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

         1.6 "Master Agreement": The Master Agreement, dated as of November 17, 1997, by and among ICC Technologies, Inc., ICC Desiccant Technologies, Inc., Engelhard Corporation, Engelhard DT, Inc. and Engelhard/ICC, as the same may be amended from time to time pursuant to the terms thereof.

         1.7 "Order": A written request by Purchaser to Seller to supply a specific quantity and type of Product on a requested delivery date or an oral request by Purchaser to Seller to supply a specific quantity and type of Product on a requested delivery date; provided, however, that any oral request is confirmed in a writing sent by Purchaser to Seller within two (2) days of the date of the oral request.

         1.8 "Person" or "person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated association or other entity.

         1.9 "Products": Any and all rotors or wheels or similar products used in Climate Control Systems.

         1.10 "Requirements": All Products that Purchaser or its Affiliates may require in connection with the conduct of the Box Business, including but not limited to Products sold, purchased, leased, loaned, conveyed or transferred, directly or indirectly, by or to the Purchaser, to or from third parties, whether customers or suppliers, and whether separately or in combination with other materials.

         1.11 "Strategic Partner": means any entity listed on Schedule A.

ARTICLE II - SUPPLY OF PRODUCTS

         2.1 Quantity. (a) Subject to the terms of this Agreement (including, without limitation, Section 2.6), Purchaser will purchase exclusively from Seller Purchaser's total Requirements for Products. Subject to the terms of this Agreement, Seller will sell to Purchaser the Purchaser's total Re-quirements for Products. Products delivered to the Purchaser hereunder will have the same specifications as Products manufactured by Seller as of the date of this Agreement unless otherwise agreed by the parties.

         (b) It is expressly agreed by the parties hereto that in no event may Purchaser acquire Products from Seller for resale to any other party but only for use by the Purchaser as (i) a component in the production or fabrication for sale of a complete Climate Control System or as a part of a kit for sale by the Purchaser or (ii) for sale by the Purchaser as part of a kit and/or Cassette (as defined in the Master Agreement) to its Affiliates or its Strategic Partners for inclusion in a complete Climate Control System.

         (c) If Seller completely exits the business of producing Products, Seller will give Purchaser 180 days advance notice, and Purchaser shall have the option to acquire from Seller the assets and related liabilities of the Products production business for fair market value, as determined without giving any value to such business as an on-going concern.

         (d) The parties acknowledge that Seller may manufacture and sell to third parties any products including Products, components of Products or Climate Control Systems; provided, however, that Seller shall not have the right to sell or license others to sell desiccant Products or Climate Control Systems containing desiccant Products for standalone supermarkets, ice rinks and pachinko halls in North America, Japan and Korea for seven years from the date hereof; provided, further, that if Purchaser does not meet aggregate the sales requirement for such markets, which shall be 1997 actual aggregate sales for such markets compounded by a ____ growth rate for each year thereafter, the restriction in the next preceding proviso for such markets shall be null and void and of no further force and effect and Seller shall thereafter have the right to sell Products for standalone supermarkets, ice rinks and pachinko halls in North America, Japan and Korea.

         2.2 Orders. Purchaser will place with Seller all Orders at least sixty
(60) days prior to the requested delivery date for such Products. Each Order constitutes an irrevocable obligation of Purchaser to purchase from Seller the quantity and type of Product set forth in such Order on the terms and conditions set forth in this Agreement. In accordance with Seller's capacity and lead time constraints, Purchaser will use its best efforts to consolidate Orders to avoid abnormally small Orders and will use its best efforts to avoid requesting

Seller to deliver abnormally large quantities of Product in any Order, and, in any event, Seller will not be required to fill any Order to the extent it exceeds Seller's capacity or does not meet the lead time requirements referred to above; provided, however, that the Seller's minimum capacity in any one year shall be at least equal to the Orders from the preceding year plus 15%.

         2.3 Price; Payment. The price, payment procedures and invoicing for Products are as set forth on Schedule B hereto.

         2.4 Warranty. (a) Seller agrees that the Products manufactured by the Seller shall be free from defects in material and workmanship for the period set forth below under normal use and service and when properly installed, and its obligation is limited solely to repair or replace (including labor for one year from the date of original installation of a Climate Control System containing the Product or eighteen (18) months from the date of shipment from Seller's factory, whichever may first occur (such earlier date, the "One Year Period")), or refund the purchase price at Seller's option, at Seller's factories, or any part or parts proven to be defective or non-conforming, within five (5) years from the date of the commencement of the One Year Period returned to Seller with transportation charges prepaid, which Seller's examination shall disclose to its satisfaction to have been defective or non-conforming. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, AND IS IN LIEU OF AND IN DISCLAIMER AND EXCLUSIVE OF ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AS WELL AS ALL OTHER IMPLIED WARRANTIES, IN LAW OR EQUITY, AND ALL OTHER OBLIGATIONS OR LIABILITIES ON OUR PART. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND DESCRIPTION HEREOF. Seller neither assumes or authorizes any person to assume for Seller any liability or obligation in connection with the sale of its Products, except said repair or replacement of the defective part as set forth above. Except for the One Year Period, Seller's liability does not include any labor charges for the replacement of parts, adjustments, repairs or other work done outside its factories. Notwithstanding the foregoing, Seller's liability does not include any (a) liability related to or arising out of odors actually or allegedly emanating from or caused by any Products or (b) consequential or resulting damage to person, property, equipment, goods, merchandise, profits, good will or reputation arising out of any defect in or failure of its Products. Seller's obligation to repair or replace shall not apply to Products altered outside its factory in any way, or which have been subject to negligence or to misuse. On parts not its manufacture, such as motors, controls, etc., Seller extends only the same warranties given to the Seller. Seller's agreement hereunder runs only to the immediate purchasers and does not extend, expressly or by implications, to any other person. Nothing in the above warranty provisions, however, shall impose liability or obligation of any type, nature or description upon Seller if Seller has not received payment in full for the Product in question.

         Where the non-conforming Product is replaced by Seller or where Seller refunds the sales price received from Purchaser for such Product, Purchaser shall return the non-conforming Product to Seller strictly in accordance with Seller's written instructions concerning handling, shipping, insurance, mode of transportation, and other matters as to which Seller issues instructions. In no event shall Seller be liable for: (1) Products damaged in shipment or otherwise without fault of Seller; (2) defects in Products due to negligence (other than that of Seller), accident, abuse, improper care or storage, abnormal condition of temperature or moisture; (3) damage to Products which have been tampered with or altered in any way other than by Seller; or (4) expenses incurred by Purchaser in attempting to correct any defects in Products.

         (b) Seller additionally warrants that in the manufacture of Products it complies with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act as amended and the regulations and orders of the United States Department of Labor issued under Section 14 thereof.

         (c) Seller warrants to Purchaser that any Product sold by Seller to Purchaser hereunder will not infringe the claim of any U.S. patent owned by a third party covering the Product itself and agrees to indemnify the Purchaser against liability for any alleged infringement; provided, however, that Purchaser shall notify Seller within ten (10) days after receipt by Purchaser of any such claim of alleged infringement or any notice of commencement of any suit based on such alleged infringement, and provided further, that Seller shall control and remain in control of any and all proceedings taken in defending such suit, including without limitation utilization solely of counsel of Seller's own selection to defend such suit. Seller does not warrant against infringement by reason of use of any Product by Purchaser in combination with other materials or in the operation of any process.

         (d) Recommendations by Seller, if any, covering the utilization, properties or qualities of Products delivered hereunder or with respect to services performed are believed reliable but Seller makes no warranty whatever with respect thereto. Subject to the other terms of this agreement, use or application of the Products sold by Seller to the Purchaser hereunder is at the discretion of Purchaser without any liability or obligation on the part of Seller; provided, however, that nothing in this Section 2.4(d) shall affect Seller's liability, if any, under Section 2.4(a).

         (e) THESE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR CUSTOM, INCLUDING BUT NOT BY WAY OF LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

         2.5 Delivery. All Products supplied hereunder will be delivered and all risk of loss and damage and title to Products will pass to the Purchaser F.O.B. Seller's manufacturing site, Miami, Florida or any other location specified by Seller in the continental United States, with markings and packaging as defined in Schedule C hereto.

         2.6 Specialty Products. In the event that Purchaser or its Affiliates require Products that have performance characteristics that are substantially different than those previously provided in Products ("Specialty Products"), Purchaser shall first request Seller in writing to provide such Specialty Products in accordance with this Agreement; provided, however, that if Seller shall not have either responded to such request or shall have elected in writing not to provide such Specialty Products, in each case within 90 days of receipt of such written request, Purchaser may purchase such Specialty Products from a third party; provided, however, that in no event shall Purchaser purchase Specialty Products from a third party in aggregate, exceed 5% of Purchaser's Requirements in any year.

ARTICLE III - GENERAL

         3.1 Notifications. Any notice which either party may be required or desires to give to the other party hereunder, except when otherwise provided for, shall be deemed to be duly given: (i) when mailed by registered or certified mail, postage prepaid to the other party at the following addresses or any other address of addressee subsequently designated in writing by the duly authorized representative of the party or (ii) when sent by facsimile to the other party at the following telephone numbers or to any other telephone number subsequently designated in writing by the respective duly authorized representative of the party:



To Purchaser:                       Fresh Air Solutions, L.P.
                                    330 South Warminster Road
                                    Hatboro, Pennsylvania  19040
                                    Attention:  Chairman

To Seller:                          Engelhard HexCore, L.P.
                                    3550 N.W. 49th Street
                                    Miami, Florida 33142
                                    Attention:

with a copy to:                     General Counsel at:
                                    101 Wood Avenue
                                    Iselin, New Jersey 08830-0770

         3.2 Term. This Agreement shall become effective as of the date hereof and shall continue thereafter for a term expiring on February , 2012.

         3.3 Termination for Breach. If either party is in material breach of this Agreement, then the other party may, upon at least sixty (60) days' prior written notice, terminate this Agreement, unless within such notice period the breach is cured, in which event the notice of termination becomes ineffective.

         3.4 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall Seller be liable for indirect, incidental, consequential or special damages incurred by Purchaser or any third party arising out of or relating to this Agreement or any transactions hereunder even if Seller has been apprised of or is aware of the possibility of such damages. In no event shall the aggregate liability of Seller to Purchaser and all third parties arising out of or relating to any supply of Products or the transactions contemplated hereunder exceed the purchase price paid by Purchaser with respect to the Products in respect of which such claim is made.

         3.5 Force Majeure. Any delay in or failure of performance or delivery by Seller shall not constitute a breach of or default under this Agreement or give rise to any claims for damages if and to the extent caused, directly or indirectly, by acts of God, acts of Purchaser, acts, rules or regulations of governmental authority (civil or military, executive, legislative, judicial or otherwise), strikes or other concerted acts of workers, lockout, labor difficulties, fires, floods, storms, accidents, earthquakes, tidal waves or other natural disasters, epidemics, war, riots, rebellions, sabotage, insurrection, difficulties or delays in public transportation or in public or postal delivery services, car shortages, fuel shortages, inability to obtain from usual sources of supply, inability to obtain suitable or sufficient energy, labor, machinery, facilities, supplies or materials as and when required, failure of any third party to honor its contractual commitment or any other circumstances beyond Seller's reasonable control, whether of a similar or dissimilar nature. Upon the occurrence of any of the circumstances described in the foregoing sentence, Seller shall, to the extent practicable, use its best efforts to allocate its available production, deliveries, services, raw materials and resources to the production of Products from Purchaser at the time of any such events; provided, however, that in no event shall Seller be required to make changes to any products previously produced or reclaim products previously shipped to others.

         3.6 Assignment. (a) Purchaser shall have no right to transfer or assign its interest or rights in this Agreement or delegate its obligations under this Agreement without the prior written consent of Seller except in connection with the transfer of all or substantially all of the property or assets of Purchaser. In connection with any direct or indirect sale, transfer or other disposition, whether in one or a series of transactions, of all of the property or assets of Purchaser, the surviving or resulting entities of such transaction shall assume, as a co-obligor with Purchaser and as a condition to the effectiveness of any such transaction, the obligations of Purchaser hereunder.

         (b) Seller shall have no right to transfer or assign its interest or rights in this Agreement or delegate its obligations under this Agreement without the prior written consent of Purchaser except in connection with the transfer of all or substantially all of the property or assets of the Seller. In connection with any direct or indirect sale, transfer or other disposition, whether in one or a series of transactions, of all of the property or assets of Seller, the surviving or resulting entities of such transaction shall assume, as co-obligor with Seller and as a condition to the effectiveness of any such transaction, the obligations of Seller hereunder.

         3.7 Severability. If any provisions of this Agreement or the application of such provision to any party or circumstance shall be held invalid the remainder of this Agreement or the application of such provision to a different party or circumstance shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to any equitable modification of the provision or application thereof held to be invalid.

         3.8 Construction. Article and Section headings are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

         3.9 Entire Agreement; Amendments. This Agreement, together with the Master Agreement and the Transaction Documents and Related Agreements (each as defined in the Master Agreement), contains the entire understanding between the parties with respect to the within subject matter and shall be controlling to the exclusion of all terms and conditions on any purchase order, acknowledgment form or any other documents which may be issued by the parties hereto on or after the date hereof. This Agreement may not be modified or amended except in a writing signed by the parties hereto. No waiver or indulgence of any breach or default hereunder shall be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

         3.10 Prior Agreements. This Agreement cancels and supersedes all other written or verbal agreements which may have been in effect prior to this Agreement relating to the within subject matter.

         3.11 Jurisdiction. The parties hereto agree that all of the provisions of this Agreement and any question concerning its interpretation and enforcement shall be governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives, as of the date first above written.

FRESH AIR SOLUTIONS, L.P.                   ENGELHARD HEXCORE, L.P.
By its General Partner                      By its General Partner
ICC DESICCANT TECHNOLOGIES, INC.            ENGELHARD DT, INC.


By:                                         By:
    ----------------------------                ----------------------------
    Name:                                       Name:
    Title:                                      Title: